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                        [LETTERHEAD OF KIRKLAND & ELLIS]

                                                                   EXHIBIT 8.1


                                        MARCH 24, 1998


Stanadyne Automotive Corp.
92 Deerfield Road
Windsor, CT 06095

    Re: Offer by Stanadyne Automotive Corp. to Exchange its Series B 10-1/4% Senior Subordinated Notes due 2007 for any and all of its outstanding 10-1/4% Senior Subordinated Notes Due 2007

Ladies and Gentlemen:

     We have acted as counsel to Stanadyne Automotive Corp. (the "Company") in connection with its offer (the "Exchange Offer") to Exchange its Series B 10-1/4% Senior Subordinated Notes Due 2007 (the "New Securities") for any and all of its 10-1/4% Senior Subordinated Notes Due 2007 (the "Old Securities").

     You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on February 6, 1998 (the "Registration Statement"), and such other documents as we deemed necessary.

     On the basis of the foregoing, it is our opinion that the exchange of the Old Securities for the New Securities pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes.

     The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated or proposed thereunder; current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements; existing judicial decisions; and other applicable authorities. No tax rulings have been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinions stated in this letter will not be successfully challenged by the IRS or by a court. We express no opinion concerning any United States federal income tax consequences of the Exchange Offer except as expressly set forth above.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Certain Federal Income Tax Consequences." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                   Very truly yours,

                                   KIRKLAND & ELLIS


                                   /s/  Kirkland & Ellis
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